EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact Information:
ESS Technology, Inc. Investor Relations (510) 492-1161	Rebecca Mack Bergman Mack & Associates (949) 981-4496

ESS Technology, Inc. and MediaTek Inc. Sign
License Agreement and Settle Litigation

MediaTek to Pay ESS $45 Million in License Fees Plus
Future Royalties of up to $45 Million

     FREMONT, Calif. June 12, 2003––ESS Technology (Nasdaq: ESST) a leading provider of silicon solutions for digital video and audio consumer electronics, today announced the signing of a worldwide license agreement with MediaTek Corporation of Taiwan and the settlement of all litigation with MediaTek.

     Under the terms of the confidential settlement agreement, both sides will terminate all claims against each other and MediaTek will receive a non-exclusive worldwide license to ESS’s proprietary DVD user interface and other key DVD software. As part of this agreement, ESS and its affiliates will receive a one-time license fee of $45 million, plus ongoing royalties with a lifetime cap of $45 million. The maximum total payments under this agreement are $90 million.

     Robert Blair, president and CEO of ESS stated, “We are pleased to settle this litigation and protect our proprietary intellectual property. This agreement acknowledges the value of ESS’s intellectual property and the huge investment of time and resources we have invested in the development of our many DVD products. We look forward to putting this issue behind us so that we can focus on growing our company.”

     Fred Chan, ESS Technology’s founder and chairman continued, “I am glad that both companies have agreed to solve our differences in a creative way. I believe these additional resources will help ESS continue as a leader in the growing digital consumer entertainment market and assist us in expanding into other markets, as we did with our recent acquisition of Pictos Technologies and its digital imaging technologies.”

Analysts Conference Call

     ESS management will hold a conference call on Monday, June 16 to discuss this license agreement and its expected effects on ESS in the future, as well as the company’s recent acquisition of Pictos Technologies. This call will be held at 5:00 PM EDT (2:00 PM PDT) and can be accessed from the ESS website (www.esstech.com) or by calling 888-328-2936/212-346-0303 (International callers), reservation #21147499. A replay of the call will be available through 4:00 PDT on June 25 on ESS’s website or by calling 800-633-8284/402-977-9140 (International) reservation #21147499.

     About ESS Technology

     ESS Technology, Inc., is a leading supplier of high-performance feature-packed chips for the rapidly expanding DVD and digital entertainment markets. The company is also a leading provider of solutions for applications in the growing consumer entertainment market. ESS provides advanced products that enable the emergence of digital home systems that deliver and manage entertainment and information in the home.

     ESS, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS Technology’s common stock is traded on the Nasdaq under the symbol ESST. ESS Technology’s web site address is: http://www.esstech.com.

     The matters discussed in this news release include certain forward-looking statements that involve risks and uncertainties, including, but not limited to, the possible reduction of consumer spending occasioned by terrorist activity and armed conflict, the effect of SARS on the global economy, the timely availability and acceptance of the Company’s new products, the impact of competitive products and pricing, the dependence on continued growth in demand for PC and consumer multimedia products and the other risks detailed from time to time in the SEC reports of ESS, including the reports on Form 10-K and Form 10-Q. Actual results could differ materially from those projected in the forward-looking statements.

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